Exhibit 99.2

ROBBINS & MYERS COMPLETES ACQUISITION OF T-3 ENERGY SERVICES
DAYTON, OHIO and HOUSTON, TEXAS, January 10, 2011...Robbins & Myers, Inc. (NYSE: RBN) and T-3 Energy Services, Inc. (NASDAQ: TTES) jointly announced today that the merger of T-3 into a wholly-owned subsidiary of Robbins & Myers is complete.
“We are pleased that the merger is complete and have been working diligently toward the successful integration of T-3 within our Fluid Management Group,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers. “T-3 will significantly expand our energy business and position our Fluid Management Group for future growth and global expansion.”
Under the merger agreement, for each share of T-3 common stock, T-3 stockholders will receive 0.894 common shares of Robbins & Myers plus $7.95 in cash.
About Robbins & Myers, Inc.
Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.
About T-3 Energy Services, Inc.
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Forward-Looking Statements
Statements set forth in this press release that are not historical facts, including statements regarding the merger (its benefits, results, and effects), the attributes of T-3 as a subsidiary of Robbins & Myers, future competitive positioning and business synergies, and future market demand, future benefits to shareholders are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of Robbins & Myers and T-3, which could cause actual benefits, results, effects and timing to differ materially from the results predicted or implied by the statements. These risks and uncertainties include, but are not limited to: costs and difficulties relating to the merger; potential uncertainties regarding market acceptance of the combined company; competitive responses to the proposed merger; costs and difficulties related to integration of T-3’s businesses and operations; the inability to or delay in obtaining cost savings and synergies from the merger; inability to retain key personnel; changes in the demand for or price of oil and/or natural gas, which has been significantly impacted by the worldwide recession and the worldwide financial and credit crisis; and other important risk factors discussed more fully in Robbins & Myers’ and T-3’s Annual Reports on Form 10-K for the year ended August 31, 2010 and December 31, 2009, respectively, their respective recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K; and their joint proxy statement/prospectus filed with the Securities and Exchange Commission (“SEC”) on November 29, 2010. Neither Robbins & Myers nor T-3 undertakes any obligation to revise or update publicly any forward-looking statements for any reason.
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